SCHEDULE 14C

                    INFORMATION REQUIRED IN INFORMATION STATEMENT

                              SCHEDULE 14C INFORMATION

     Information Statement Pursuant to Section 14(c) of the Securities
                            Exchange Act of 1934

Check the appropriate box:

|X| Preliminary Information Statement

|_| Confidential, for Use of the Commission Only (as permitted by
    Rule 14c-5(d)(2))

|_| Definitive Information Statement

                           ROHN INDUSTRIES, INC.
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                  (Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

|_| No fee required.

|X| Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

(1) Title of each class of securities to which transaction applies:
    N/A
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(2) Aggregate number of securities to which transaction applies:
    N/A
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(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): Filing Fee:
    $1,750. Fee determined pursuant to Rule 0-11(c)(2) based upon a bona fide estimate of the aggregate proceeds of $8,750,000 upon the sale of substantially all the assets Registrant and its subsidiaries.

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(4) Proposed maximum aggregate value of transaction:
    $8,750,000
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(5) Total fee paid:
    $1,750
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|_| Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount Previously Paid:

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(2) Form, schedule or registration statement no.:

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(3) Filing party:

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(4) Date filed:

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

[LOGO]

                           ROHN INDUSTRIES, INC.
                            6718 WEST PLANK ROAD
                           PEORIA, ILLINOIS 61604
                            TEL: (309) 697-4400

                           INFORMATION STATEMENT
                          DATED DECEMBER __, 2002

Dear Stockholder,

     This Information Statement is being mailed on or about December __, 2002 to holders of record as of November 25, 2002 (the "Record Date") of shares of common stock, par value $0.01 per share (the "Common Stock"), of ROHN Industries, Inc., a Delaware corporation (the "Company" or "ROHN"). It is being furnished to stockholders of ROHN in connection with actions that may be taken by written consent of the majority stockholder of ROHN with respect to any or all of the three proposals set forth below. The majority stockholder has indicated that it will support the proposals based on certain valuation assumptions and concessions that ROHN hopes to obtain from the lenders under its bank credit facility. The Board of Directors is not soliciting proxies in connection with these proposals and proxies are not requested from stockholders.

     The proposals, subject of the enclosed Information Statement, are as follows:

     1. A proposal to approve and adopt the proposed sale for cash to PFrank LLC, a Delaware limited liability company ("Platinum"), an affiliate of Platinum Equity LLC, a Delaware limited liability company, of substantially all of the assets of ROHN (including any business conducted through subsidiaries), including the assets relating to ROHN's tower business, enclosures business, accessories business, construction services business, foreign business and certain other assets, but excluding the plant, machinery, equipment and real estate located in Casa Grande, Arizona and certain other assets, all upon the terms and subject to the conditions set forth in the Asset Purchase Agreement, dated November 27, 2002 (the "Asset Purchase Agreement"), by and among ROHN, certain of its subsidiaries, Platinum and Platinum Equity LLC (the "Proposed Sale")

     2. A proposal to approve a change of ROHN's name to "Peoria Tower Corp." or such other name as shall be determined by the Board of Directors of ROHN (the "Name Change").

     3. A proposal to approve any and all sales for cash or cancellation of indebtedness of all or substantially all of the assets of ROHN (including any business conducted through subsidiaries) for a net purchase price, after giving effect to any projected tax benefits of the sale(s), of $____________ and upon other terms and subject to conditions as may be determined by the Board of Directors, if the Board of Directors determines that the Proposed Sale cannot be consummated by the end of this calendar year (the "Alternative Transactions").

     WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

                                  By Order of the Board of Directors,


                                  /s/ Alan R. Dix
                                  ---------------------------------
                                  Alan R. Dix
                                  Secretary

  This Information Statement is being provided for your information only.

[LOGO]

                           ROHN INDUSTRIES, INC.
                            6718 WEST PLANK ROAD
                           PEORIA, ILLINOIS 61604
                            TEL: (309) 697-4400

                           INFORMATION STATEMENT
                          DATED DECEMBER __, 2002

     WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. ROHN WILL ONLY TAKE ANY OF THE ACTIONS DESCRIBED BELOW IF THEY HAVE BEEN APPROVED BY THE WRITTEN CONSENT OF THE HOLDER OF A MAJORITY OF THE OUTSTANDING SHARES OF OUR COMMON STOCK. THE MAJORITY STOCKHOLDER HAS NOT GRANTED ITS WRITTEN CONSENT TO ANY OF THE PROPOSALS AND HAS INDICATED THAT IT WILL SUPPORT THE PROPOSALS BASED ON CERTAIN VALUATION ASSUMPTIONS AND CONCESSIONS THAT ROHN HOPES TO OBTAIN FROM THE LENDERS UNDER ITS BANK CREDIT FACILITY. A VOTE OF THE STOCKHOLDERS IS NOT NECESSARY.

     This Information Statement is being mailed on or about December __, 2002 to holders of record as of November 25, 2002 (the "Record Date") of shares of common stock, par value $0.01 per share (the "Common Stock"), of ROHN Industries, Inc., a Delaware corporation (the "Company" or "ROHN"). It is being furnished to stockholders of ROHN in connection with actions that may be taken by written consent of the majority stockholder of ROHN with respect to any or all of the three proposals set forth below. The majority stockholder has indicated that it will support the proposals based on certain valuation assumptions and concessions that ROHN hopes to obtain from the lenders under its bank credit facility. The Board of Directors is not soliciting proxies in connection with these proposals and proxies are not requested from stockholders. This Information Statement is first being mailed to stockholders of ROHN on or about December __, 2000. This Information Statement is furnished to you for information purposes only.

     The proposals, subject of this Information Statement, are as follows:

     1. A proposal to approve and adopt the proposed sale for cash to PFrank LLC, a Delaware limited liability company ("Platinum"), an affiliate of Platinum Equity LLC, a Delaware limited liability company, of substantially all of the assets of ROHN (including any business conducted through subsidiaries), including the assets relating to ROHN's tower business, enclosures business, accessories business, construction services business, foreign business and certain other assets, but excluding the plant, machinery, equipment and real estate located in Casa Grande, Arizona and certain other assets, all upon the terms and subject to the conditions set forth in the Asset Purchase Agreement, dated November 27, 2002 (the "Asset Purchase Agreement"), by and among ROHN, certain of its subsidiaries, Platinum and Platinum Equity LLC (the "Proposed Sale").

     2. A proposal to approve a change of ROHN's name to "Peoria Tower Corp." or such other name as shall be determined by the Board of Directors of ROHN, pursuant to an amendment to ROHN's certificate of incorporation (the "Name Change"). A copy of the amendment to ROHN's certificate of incorporation is attached hereto as Appendix A.

     3. A proposal to approve any and all sales for cash or cancellation of indebtedness of all or substantially all of the assets of ROHN (including any business conducted through subsidiaries) for a net purchase price, after giving effect to any projected tax benefits of the sale(s), of $19.8 million and upon other terms and subject to conditions as may be determined by the Board of Directors, if the Board of Directors determines that the Proposed Sale cannot be consummated by the end of this calendar year (the "Alternative Transactions"). ROHN has not entered into any definitive agreement with respect to any Alternative Transaction.

     Under Delaware law, the affirmative vote of the holders of a majority of the outstanding shares of ROHN's Common Stock entitled to vote is required to approve the Proposed Sale and the Name Change, and, if applicable, any of the Alternative Transactions. The majority stockholder has indicated that it will support the proposals based on certain valuation assumptions and concessions that ROHN hopes to obtain from the lenders under its bank credit facility.

                           ---------------------

                     WE ARE NOT ASKING YOU FOR A PROXY
               AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

                           ---------------------

     UNR Asbestos-Disease Claims Trust (the "Trust"), the holder of approximately 55% of ROHN's Common Stock, can execute a written consent in favor of one or more of the three proposals listed above. In such event, any of the proposals approved by the Trust would be approved by the stockholders of ROHN. In any event, the proposals listed above will not be effected until at least 20 days after this Information Statement has first been sent to stockholders.

     THE BOARD OF DIRECTORS HAS FULLY REVIEWED AND CONSIDERED THE TERMS AND CONDITIONS OF THE PROPOSED SALE AND DETERMINED THAT THE PROPOSED SALE IS FAIR AND IN THE BEST INTERESTS OF ROHN AND ITS STOCKHOLDERS AND CREDITORS. THE BOARD OF DIRECTORS HAS APPROVED AND ADOPTED THE PROPOSED SALE.

     THE BOARD OF DIRECTORS HAS APPROVED AND ADOPTED THE NAME CHANGE.

     THE BOARD OF DIRECTORS HAS NOT APPROVED OR ADOPTED ANY OF THE ALTERNATIVE SALE ARRANGEMENTS BUT HAS DETERMINED THAT IT SHOULD SEEK THE APPROVAL OF THE STOCKHOLDERS PRIOR TO ITS APPROVAL OR ADOPTION, AS PERMITTED BY DELWARE LAW, BASED ON THE PROJECTED BENEFITS TO ROHN OF CONSUMMATING A TRANSACTION PRIOR TO THE END OF THIS CALENDAR YEAR.

     THE TRUST, ROHN'S MAJORITY STOCKHOLDER, HAS NOT GRANTED ITS WRITTEN CONSENT TO ANY OF THE PROPOSALS AND HAS INDICATED ON CERTAIN VALUATION ASSUMPTIONS AND CONCESSIONS THAT ROHN HOPES TO OBTAIN FROM THE LENDERS UNDER ITS BANK CREDIT FACILITY.

     The purchase price payable by Platinum for the Proposed Sale is $8.75 million, subject to adjustment based on the actual net working capital of the purchased assets. In addition, Platinum has agreed to assume certain liabilities of ROHN and its subsidiaries in connection with the Proposed Sale.

     THE PROPOSED SALE IS CONDITIONED UPON, AMONG OTHER THINGS, SECURING THE WRITTEN CONSENT OF THE COMPANY'S MAJORITY STOCKHOLDER AND THE CONSENT OF CERTAIN PARTIES TO AGREEMENTS WITH THE COMPANY AND ITS SUBSIDIARIES, INCLUDING THE CONSENT OF THE LENDERS UNDER ROHN'S AMENDED CREDIT FACILITY. THERE CAN BE NO ASSURANCE THAT THE CONDITIONS TO THE PROPOSED SALE WILL BE SATISFIED OR WAIVED AND THAT THE PROPOSED SALE WILL BE CONSUMMATED. SEE "THE ASSET PURCHASE AGREEMENT-- CLOSING CONDITIONS". IN ADDITION, ROHN EXPECTS THAT THE TERMS OF ANY ALTERNATIVE TRANSACTION WOULD BE SUBJECT TO SIMILAR CONDITIONS. THERE CAN BE NO ASSURANCE THAT THE CONDITIONS TO ANY ALTERNATIVE TRANSACTION WILL BE SATISFIED OR WAIVED OR THAT ANY ALTERNATIVE TRANSACTION WILL BE CONSUMMATED.

     Since the Proposed Sale and the Alternative Transactions involve a sale of assets, the stockholders of ROHN will retain their equity interest in ROHN following the consummation of the Proposed Sale or any Alternative Transaction. ROHN has not yet determined what its strategic direction will be following the consummation of the Proposed Sale or any Alternative Transaction, and is considering the following options: (i) winding down its business and dissolving, (ii) filing for bankruptcy, or (iii) only if the Proposed Sale is not consummated but certain Alternative Transactions are consummated, continuing some of ROHN's operations on a reduced scale. At this time, ROHN cannot predict which (if any) of these options it will pursue if either the Proposed Sale or any Alternative Transaction is consummated.

     The principal executive office of ROHN is located at ROHN Industries, Inc., 6718 West Plank Road, Peoria, Illinois 61604. The telephone number of the principal executive office of ROHN is (309) 697-4400.


                                  By Order of the Board of Directors,


                                  /s/ Alan R. Dix
                                  ---------------------------------
                                  Alan R. Dix
                                  Secretary

Peoria, Illinois
December __, 2002

                         FORWARD-LOOKING STATEMENTS

     The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for certain forward-looking statements. Certain information included in this Information Statement and other materials filed with the Securities and Exchange Commission (as well as information included in oral statements or other written statements made or to be made by the Company) contains statements that are forward looking, such as statements relating to the proposed sale of assets, sales and earning expectations, expected demand and other statements of outlook. Such forward-looking statements involve important known and unknown risks and uncertainties that could cause actual results and liquidity to differ materially from those expressed or anticipated in any forward-looking statements. Such risks and uncertainties include, but are not limited to, the impact of the Proposed Sale or any Alternative Transaction on the Company's business; expenses incurred in the sale of assets; the failure of any of the parties to satisfy the closing conditions for the sale of assets; indemnification and other obligations that may be incurred by the Company in connection with the sale of assets; actions taken or omitted to be taken by third parties, including the Company's customers, suppliers, competitors, and stockholders or any potential purchaser of assets. If the Company were to continue its operations, the actual financial results and operating performance of the Company could differ materially from those currently anticipated in our forward-looking statements. Factors and risks that could cause such differences include, but are not limited to: wireless and fiber optic communications industry capital spending; the ability of our customers to secure adequate financing; elections by customers to terminate or delay previously placed orders; the effects of competition, particularly on pricing and margins; our indebtedness, which could restrict our operations, making us more vulnerable to adverse economic conditions and making it more difficult for us to implement our business strategy; liquidity problems that confront or may confront us; our failure to enter into an amendment to our amended credit facility to waive or cure existing defaults thereunder; our inability to obtain bonding required for certain customer contracts or potential contracts; our Commonwealth of Pennsylvania construction project staying on its currently anticipated schedule; regulatory changes affecting our industry; and other factors described from time to time in the Company's reports filed with the Securities and Exchange Commission. Accordingly, actual results may differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995, and, as such, speak only as of the date made. The Company undertakes no obligation to revise publicly these forward-looking statements to reflect subsequent events or circumstances.

                    WHERE YOU CAN FIND MORE INFORMATION

     ROHN is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and accordingly, ROHN files periodic reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Reports, proxy statements and other information that ROHN files with the SEC may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the SEC's public reference facilities by calling the SEC at 1-800-SEC-0330. You may obtain copies of periodic reports, proxy statements and other information at prescribed rates by writing to the SEC, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. This information may also be accessed electronically by means of the SEC's home page on the Internet at http://www.sec.gov.

                                INTRODUCTION

     This Information Statement is being mailed on or about December __, 2002 to holders of record as of November 25, 2002 (the "Record Date") of shares of common stock, par value $0.01 per share (the "Common Stock"), of ROHN Industries, Inc., a Delaware corporation (the "Company" or "ROHN"). It is being furnished to stockholders of ROHN in connection with actions that may be taken by written consent of the majority stockholder of ROHN with respect to any or all of the three proposals set forth below. The majority stockholder has indicated that it will support the proposals based on certain valuation assumptions and concessions that ROHN hopes to obtain from the lenders under its bank credit facility.

     The proposals, subject of this Information Statement, are as follows:

     1. A proposal to approve and adopt the proposed sale for cash to PFrank LLC, a Delaware limited liability company ("Platinum"), an affiliate of Platinum Equity LLC, a Delaware limited liability company, of substantially all the assets of ROHN (including any business conducted through subsidiaries), including the assets relating to ROHN's tower business, enclosures business, accessories business, construction services business, foreign business and certain other assets, but excluding the plant, machinery, equipment and real estate located at Casa Grande, Arizona and certain other assets, all upon the terms and subject to the conditions set forth in the Asset Purchase Agreement, dated November 27, 2002 (the "Asset Purchase Agreement"), by and among ROHN, certain of its subsidiaries, Platinum and Platinum Equity LLC (the "Proposed Sale").

     2. A proposal to approve a change of ROHN's name to "Peoria Tower Corp." or such other name as shall be determined by the Board of Directors of ROHN, pursuant to an amendment to ROHN's certificate of incorporation (the "Name Change"). A copy of the amendment to ROHN's certificate of incorporation is attached hereto as Appendix A.

     3. A proposal to approve any and all sales for cash or cancellation of indebtedness of all or substantially all of the assets of ROHN (including any business conducted through subsidiaries) for a net purchase price, after giving effect to any projected tax benefits of the sale(s), of $19.8 million and upon other terms and subject to conditions as may be determined by the Board of Directors if the Board of Directors determines that the Proposed Sale is unlikely to be consummated by the end of this calendar year (the "Alternative Transactions"). ROHN has not entered into any definitive agreement with respect to an Alternative Transaction. No Alternative Transaction is expected to result in any dividend or other distribution to the Company's stockholders.

     The written consent of ROHN's majority stockholder must be obtained before ROHN may take any of the actions that are the subject of the proposals. UNR Asbestos-Disease Claims Trust (the "Trust"), the holder of approximately 55% of ROHN's Common Stock, has not yet approved any of the three proposals above. The Trust has indicated that it will support the proposals based on certain valuation assumptions and concessions that ROHN hopes to obtain from the lenders under its bank credit facility. If the Trust executes a written consent and approves one or more of the proposals, any proposal so approved will have been approved without any further action necessary on the part of the Company's stockholders.

     THERE IS NO ASSURANCE THAT ANY OF THE PROPOSALS WILL BE CONSUMMATED OR EFFECTUATED. THE COMPANY INTENDS TO DISSEMINATE INFORMATION REGARDING MATERIAL DEVELOPMENTS RELATING TO THE PROPOSALS THROUGH PRESS RELEASES AND PUBLIC FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

                                  SUMMARY

     The following is a summary of certain information contained elsewhere in this Information Statement. Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained in this Information Statement and Appendix A, Appendix B and Appendix C attached hereto. Stockholders are urged to read this Information Statement and the appendices hereto in their entirety.

STOCKHOLDER WRITTEN CONSENT TO THE PROPOSED SALE, THE NAME CHANGE AND THE ALTERNATIVE TRANSACTIONS

     Consent Required. Pursuant to Section 271 of the Delaware General Corporation Law, the written consent of the holders of a majority of the shares of Common Stock outstanding and entitled to vote is required to approve the Proposed Sale. Pursuant to Section 242 of the Delaware General Corporation Law, the written consent of the holders of a majority of the shares of Common Stock outstanding and entitled to vote is required to approve the Name Change. In addition, pursuant to Section 271 of the Delaware General Corporation Law, the written consent of the holders of a majority of the shares of Common Stock outstanding and entitled to vote would likely be required to approve any Alternative Transaction that involves the sale of all or substantially all of ROHN's assets. ROHN's Board of Directors has not yet approved or adopted any Alternative Transaction and does not currently plan to do so unless it determines that the Proposed Sale cannot be consummated prior to the end of this calendar year. Section 271 of the Delaware General Corporation Law permits the stockholders to approve a sale of all or substantially all of the assets of a corporation prior to the approval of that sale by the Board of Directors. Accordingly, the Company has determined that it is in the best interests of the Company and its stakeholders that ROHN's stockholders approve the Alternative Transactions.

     Consent Not Yet Received. The proposals listed above will not be effected until at least 20 days after this Information Statement has first been sent to stockholders. The Trust, a holder of approximately 55% of the outstanding Common Stock, can execute a written consent in favor of one or more of the proposals listed above. In such event, any of the proposals approved by the Trust would be approved by the stockholders of ROHN. The written consent of the Trust approving either or both the Proposed Sale or the Alternative Transactions would satisfy the requirement of Section 271 of the Delaware General Corporation Law. The written consent of the Trust approving the Name Change would satisfy the requirements of Section 242 of the Delaware General Corporation Law. As of the date of this Information Statement, the Trust has not granted its written consent to any of the proposals and has indicated that it will support the proposals based on certain valuation assumptions and concessions that ROHN hopes to obtain from the lenders under its bank credit facility. See "The Stockholder Written Consent."

THE PROPOSED SALE

     The Parties. ROHN is a manufacturer and installer of infrastructure products for the communications industry. The Company's products are used by a range of communications providers serving the Internet, cellular telephone, Personal Communications Systems, Enhanced Specialized Mobile Radio, paging, radio and television broadcast, wireless cable, private microwave, and other businesses. ROHN's principal product lines are tower structures, equipment enclosures, and construction services. The principal executive offices of ROHN are located at 6718 West Plank Road, Peoria, Illinois 61604 and its telephone number is (309) 697-4400.

     Platinum Equity LLC ("Platinum Equity") is a private equity firm specializing in the acquisition and strategic management of technology companies that serve the important functions of other businesses. Platinum Equity's portfolio companies have combined revenues in excess of $4.0 billion and include more than 20 operating companies with operations in 29 countries. Since its founding in 1995, Platinum Equity has completed more than 40 privately funded transactions. PFrank LLC ("Platinum") is a special purpose entity formed by Platinum Equity for purposes of consummating the Proposed Sale. Platinum Equity's and Platinum's headquarters are located at 2049 Century Park East, Suite 2700, Los Angeles, California 90067 and its telephone number is (310) 712-1850.

     Assets to Be Sold. Pursuant to the Asset Purchase Agreement, ROHN has agreed to sell to Platinum substantially all of its assets and businesses (including any business conducted through subsidiaries), including those assets related to ROHN's tower structures, enclosures, accessories and construction services divisions and its operations in Mexico, but excluding ROHN's plant, machinery, equipment and real estate located in Casa Grande, Arizona and certain other assets of ROHN. See "The Asset Purchase Agreement
- Purchased Assets."

     Liabilities to be Assumed. Pursuant to the Asset Purchase Agreement, Platinum has agreed to assume the current liabilities of ROHN that relate to the divisions and assets it has agreed to buy (including those current liabilities of its subsidiaries), liabilities related to ROHN's pension plan, any environmental liabilities related to ROHN's facilities in Peoria, Illinois, and ROHN's liabilities relating to ROHN's retiree health plans. See "The Asset Purchase Agreement - Assumed Liabilities."

     Purchase Price. Pursuant to the Asset Purchase Agreement, the purchase price to be paid by Platinum is $13.0 million in cash, subject to adjustment based on the net working capital of the purchased divisions at the time of closing and for certain other operating expenses. See "The Asset Purchase Agreement - Purchase Price."

     Guarantee. Platinum Equity has agreed to guarantee Platinum's obligations under the Asset Purchase Agreement until the closing of the transactions contemplated by the Asset Purchase Agreement. See "The Asset Purchase Agreement - Performance Guarantee."

     Closing of the Proposed Sale. The parties currently anticipate that the Proposed Sale will close 20 days after the date of this Information Statement or as soon thereafter as practicable. The closing of the Proposed Sale is subject to the satisfaction or waiver of the numerous conditions to the obligations of ROHN and Platinum to consummate the transactions contemplated by the Asset Purchase Agreement. See "The Asset Purchase Agreement - Closing."

     Approval by the Board of Directors. The Board of Directors believes that the Proposed Sale is in the best interests of ROHN and its stockholders and creditors. The Board of Directors has approved the Proposed Sale based upon a number of factors described in this Information Statement. See "The Proposed Sale - ROHN's Reasons for the Proposed Sale; Approval of the Board of Directors."

     Use of Proceeds. ROHN expects that the proceeds of the Proposed Sale will be used to repay outstanding indebtedness under the Company's bank credit facility.

     Certain Tax Consequences. The Proposed Sale will be a taxable transaction to ROHN for United States federal income tax purposes but is not expected to have any material direct tax consequences for ROHN's stockholders. ROHN anticipates that it will recognize an ordinary income loss on the Proposed Sale. It is anticipated, however, that ROHN will be entitled to a tax refund resulting from the carry-back of these net operating losses and applied to taxes previously paid by ROHN. See "The Proposed Sale- Accounting Treatment/Federal Income Tax Consequences."

     Conditions to the Proposed Sale. The obligations of ROHN and Platinum to consummate the Proposed Sale are subject to approval by ROHN's stockholders and the consent of ROHN's lenders under its bank credit facility, as well as the satisfaction or waiver of certain other conditions, including, among others, (i) the absence of orders of any court or governmental entity that enjoin, restrain or prohibit the consummation of the Proposed Sale or the transactions contemplated by the Asset Purchase Agreement; (ii) the absence of a change, effect, fact or condition since October 31, 2002 that is or is reasonably likely to be material and adverse to the business, operations or prospects of the purchased divisions, subject to certain exceptions; (iii) the truth of the representations and warranties of ROHN and Platinum; (iv) the performance by ROHN and Platinum of their respective obligations under the Asset Purchase Agreement; (v) the repayment by ROHN of indebtedness related to the purchased divisions; and
(vi) the receipt of consents of certain third parties to the Proposed Sale. See "The Asset Purchase Agreement - Closing Conditions."

     Termination. The Asset Purchase Agreement may be terminated in certain circumstances, including: (i) by mutual written agreement of ROHN and Platinum; (ii) by either ROHN or Platinum if the other party has materially breached the Asset Purchase Agreement and that breach has not been cured within three business days of receipt of notice of the breach from the non-breaching party; (iii) by ROHN, if the transactions contemplated by the Asset Purchase Agreement have not been consummated by December 30, 2002;
(iv) by ROHN, if the closing of the Proposed Sale cannot occur on or before December 31, 2002 in compliance with Section 14 of the Exchange Act; (v) by ROHN, if ROHN's Board of Directors determines that failure to terminate the Asset Purchase Agreement in connection with an another transaction would constitute a breach of its fiduciary duties to ROHN's stockholders or creditors; (vi) by Platinum, if the transactions contemplated by the Asset Purchase Agreement have not been consummated by December 31, 2002; (vii) by Platinum, if ROHN's stockholders shall not have approved the transactions contemplated by the Asset Purchase Agreement in accordance with Sections 271 and 242 of the DGCL or if the shareholders of any of ROHN's subsidiaries party to the Asset Purchase Agreement shall not have approved the transactions contemplated by the Asset Purchase Agreement in accordance with the applicable law of the jurisdiction of their respective incorporation by December 31, 2002; (viii) by Platinum, on or prior to 8:00 p.m. New York time on December 11, 2002, if Platinum determines in good faith that there is a reasonable basis in law and in fact to conclude that
(A) any environmental liability (other than those previously disclosed in certain of the environmental reports) is reasonably likely, individually or in the aggregate, to constitute a material liability of the purchased divisions taken as a whole or to have a material adverse effect upon the purchased divisions taken as a whole or (B) as a result of the consummation of the transactions contemplated by the Asset Purchase Agreement, Platinum or any affiliate of Platinum could reasonably be anticipated to have any
(1) material environmental liability for any discontinued operation or (2) material liability for any asbestos-related claim arising from any activity prior to the completion of ROHN's bankruptcy proceedings; (ix) by Platinum, on or prior to 8:00 p.m. New York time on December 6, 2002, if ROHN shall have amended or modified any schedule to the Asset Purchase Agreement, as permitted by the Asset Purchase Agreement, and Platinum concludes that any matter described in such additional disclosure is reasonably likely, individually or in the aggregate, to constitute a material liability of the purchased divisions taken as a whole or to have a material adverse effect upon the purchased divisions taken as a whole, (v) by Platinum, on or prior to 8:00 p.m. New York time on December 6, 2002, if Platinum determines in good faith, based on its due diligence investigation of the purchased divisions and purchased assets, that there exists any liability of which Platinum was not aware prior to the date of the Asset Purchase Agreement to an extent reasonably necessary to appreciate the significance thereof, which is reasonably likely, individually or in the aggregate, to constitute a material liability of the purchased divisions taken as a whole or to have a material adverse effect upon the purchased divisions taken as a whole. See "The Asset Purchase Agreement - Termination."

     Interests of Certain Persons in the Proposed Sale. To the best of ROHN's knowledge, no officer, director or holder of at least five percent (5%) of Common Stock has a financial interest in the Proposed Sale different from any other holder of Common Stock. See "The Proposed Sale - Interests of Certain Persons in the Proposed Sale."

     No Appraisal Rights. Under Delaware law, the holders of shares of Common Stock will not be entitled to appraisal rights in connection with the Proposed Sale.

THE NAME CHANGE

     ROHN's Board of Directors recommends approval of the amendment to change the name of ROHN to "Peoria Tower Corp." or such other name as shall be determined by ROHN, so that ROHN can fulfill its obligation under the Asset Purchase Agreement to sell and assign the name "ROHN" to Platinum, and to more accurately reflect the nature of ROHN's business after the closing of the transactions contemplated by the Asset Purchase Agreement or that would be expected after the closing of any Alternative Transaction. See "The Name Change."

THE ALTERNATIVE TRANSACTIONS

     The Parties. At this time, ROHN has not entered into any agreement to consummate any Alternative Transaction and ROHN does not know who would be the party to such agreement if any such agreement is made. ROHN has had preliminary conversations with several potential buyers of assets of ROHN and its subsidiaries. In addition, ROHN and the lenders under ROHN's bank credit facility have had discussions regarding the possibility that the Company would transfer its assets to the lenders.

     Assets to Be Sold. ROHN does not know which assets of the Company and its subsidiaries would be included in any Alternative Transaction, but ROHN expects that any Alternative Transaction would involve the sale, assignment, transfer or other disposition of substantially all the assets of ROHN (including any assets owned through subsidiaries). ROHN expects that the assets sold, assigned, transferred or otherwise disposed of in an Alternative Transaction would include its real property and facilities located in Peoria, Illinois and Bessemer, Alabama, all inventory, equipment, machinery and other tangible personal property located at those locations, and all accounts receivable relating to these facilities. The real property and facilities located in Frankfort, Indiana and the inventory, equipment, machinery and other tangible personal property located at that location may or may not be included in any Alternative Transaction.

     Liabilities to be Assumed. It is unlikely that the party to which ROHN would agree to sell or otherwise transfer substantially all of its assets (including assets owned through subsidiaries) would agree to assume any substantial portion of ROHN's liabilities, particularly if the Alternative Transaction involves a sale or transfer of the assets to a third-party liquidator or to the lenders under ROHN's bank credit facility.

     Purchase Price. The purchase price to be received by ROHN in exchange for any sale, assignment, transfer or other disposition of substantially all of its assets pursuant to an Alternative Transaction has not been determined, except that the net purchase price, after giving effect to any projected tax benefits of the Alternative Transaction, shall not be less than $19.8 million.

     Closing of the Proposed Sale. ROHN currently believes that an Alternative Transaction would only be consummated, if at all, if it would close prior to the end of this calendar year. ROHN currently anticipates that consummation of an Alternative Transaction would occur approximately twenty (20) days after the date of this Information Statement or as soon thereafter as practicable after the satisfaction or waiver of any and all conditions to the obligations of ROHN and any other party to consummate the Alternative Transaction. No Alternative Transaction will close if the Proposed Sale closes.

     Approval by the Board of Directors. The Board of Directors has not approved any Alternative Transaction but believes that it is in the best interests of ROHN and its stockholders and creditors for ROHN's stockholders to approve the Alternative Transactions in advance of any approval by the Board of Directors. The Board of Directors' position in this regard is based upon a number of factors described in this Information Statement. See "The Alternative Transactions -Absence of Approval by the Board of Directors."

     Use of Proceeds. The Company expects that the proceeds of any Alternative Transaction would be used to repay, or would have the effect of canceling or extinguishing, outstanding indebtedness under ROHN's bank credit facility.

     Certain Tax Consequences. Any Alternative Transaction will be a taxable transaction to ROHN for United States federal income tax purposes. ROHN anticipates that it will recognize an ordinary income loss on the Alternative Transaction. It is anticipated, however, that ROHN will be entitled to a tax refund resulting from the carry-back of these net operating losses and applied to taxes previously paid by ROHN. See "The Alternative Transactions- Accounting Treatment/Federal Income Tax Consequences."

     Conditions to the Alternative Transactions. The Company expects that any Alternative Transaction would require the approval of the Company's stockholders and the consent of the lenders under ROHN's bank credit facility. In addition, the closing of any Alternative Transaction would likely be subject to the satisfaction or waiver of other conditions customary in transactions like the Alternative Transaction. See "The Alternative Transactions - Expected Closing Conditions."

     Interests of Certain Persons in the Alternative Transaction. ROHN does not expect that any officer, director or holder of at least five percent (5%) of the Common Stock will have a financial interest in an Alternative Transaction different from any other holder of Common Stock.

     No Appraisal Rights. Under Delaware law, the holders of shares of the common stock will not be entitled to appraisal rights in connection with any Alternative Transaction.

                      THE STOCKHOLDER WRITTEN CONSENT

THE WRITTEN CONSENT

     Section 271 of the Delaware General Corporation Law permits a Delaware corporation to sell all or substantially all of its assets if the sale is approved by the board of directors of the corporation and stockholders holding a majority of the shares entitled to vote thereon. In addition,
Section 242 of the Delaware General Corporation Law permits a Delaware corporation to amend its certificate of incorporation if the amendment is approved by the corporation's board of directors and stockholders holding a majority of the shares entitled to vote thereon.

     The proposals listed above will not be effected until at least 20 days after this Information Statement has first been filed with the Securities and Exchange Commission. The Trust, a holder of approximately 55% of the outstanding Common Stock, can execute a written consent in favor of one or more of the proposals described in this Information Statement. In such event, any of the proposals approved by the Trust would be approved by the stockholders of ROHN. The written consent of the Trust approving either or both the Proposed Sale or the Alternative Transactions would satisfy the requirement of Section 271 of the Delaware General Corporation Law. The written consent of the Trust approving the Name Change would satisfy the requirements of Section 242 of the Delaware General Corporation Law. As of the date of this Information Statement, the majority stockholder has indicated that it will support the proposals based on certain valuation assumptions and concessions that ROHN hopes to obtain from the lenders under its bank credit facility.

     Subject to the terms and conditions of the Asset Purchase Agreement, it is contemplated that the Proposed Sale will occur twenty (20) days after the filing of this Information Statement with the Securities and Exchange Commission and following the satisfaction or waiver of the conditions to ROHN's and Platinum's obligations to consummate the transactions contemplated by Asset Purchase Agreement. See "The Purchase Agreement - Closing Conditions." The Name Change will become effective not earlier than twenty (20) days after the filing of this Information Statement with the Securities and Exchange Commission.

     This Information Statement is first being mailed to stockholders on or about December __, 2002.

RECORD DATE AND OUTSTANDING SHARES

     The Board of Directors of ROHN has fixed the close of business on November 25, 2002 as the record date (the "Record Date") for the determination of the stockholders entitled to vote on the Proposed Sale, the Name Change and the Alternative Transactions. Accordingly, only holders of record of ROHN's Common Stock at the close of business on the Record Date will be entitled to receive this Information Statement. As of the Record Date, there were 41,269,153 shares of common stock outstanding held by 1,859 holders of record.

NO DISSENTERS' RIGHTS

     Stockholders of ROHN who do not approve of the Proposed Sale or the Alternative Transactions are not entitled to appraisal or any other rights with respect to the Proposed Sale or any Alternative Transactions under Delaware law or ROHN's Certificate of Incorporation.


                             THE PROPOSED SALE

     THE TERMS AND CONDITIONS OF THE PROPOSED SALE ARE CONTAINED IN THE ASSET PURCHASE AGREEMENT, WHICH THE COMPANY EXPECTS TO FILE WITH THE SECURITIES AND EXCHANGE COMMISSION ON OR BEFORE DECEMBER 4, 2002. The description in this Information Statement of the terms and conditions of the Proposed Sale is qualified in its entirety by, and made subject to, the more complete information set forth in the Asset Purchase Agreement. STOCKHOLDERS OF ROHN ARE URGED TO, AND SHOULD, CAREFULLY READ THE ASSET PURCHASE AGREEMENT IN ITS ENTIRETY WHEN AVAILABLE.

GENERAL

     The Asset Purchase Agreement, which was executed and delivered by ROHN, certain of its subsidiaries, Platinum and Platinum Equity on November 27, 2002, provides, in part, for the sale for cash, of substantially all the assets of ROHN (including any business conducted through subsidiaries), including the assets relating to ROHN's tower business, enclosures business, accessories business, construction services business, foreign business (the "Purchased Divisions") and certain other assets, but excluding ROHN's plant, machinery, equipment and real estate located in Casa Grande, Arizona and certain other assets, all upon the terms and subject to the conditions of the Asset Purchase Agreement, dated November 27, 2002, by and among ROHN, certain of its subsidiaries, Platinum, and Platinum Equity.

     Pursuant to the Asset Purchase Agreement, the consideration to be received by ROHN from Platinum is $8.75 million in cash, plus the assumption of certain liabiliites as described below. The purchase price to be paid by Platinum is subject to a pre-closing and post-closing adjustment based on the net working capital of the purchased divisions and assumed liabilities.

ROHN

     ROHN Industries, Inc., formerly known as UNR Industries, Inc., is a manufacturer and installer of infrastructure products for the communications industry. The Company's products are used by a range of communications providers serving the Internet, cellular telephone, Personal Communications Systems, Enhanced Specialized Mobile Radio, paging, radio and television broadcast, wireless cable, private microwave, and other businesses. ROHN's principal product lines are tower structures, equipment enclosures, and construction services. The principal executive offices of ROHN are located at 6718 West Plank Road, Peoria, Illinois 61604 and its telephone number is (309) 697-4400.

     The Company's key products consist of self-supporting and guyed (cable-supported) tubular and solid towers, flanged and tapered steel poles, concrete, fiberglass and steel equipment enclosures, equipment cabinets, antenna mounts and construction services. The Company discontinued the manufacture and sale of steel agricultural products in late 2000.

     The Company operates in three primary business segments: Tower Structures, Equipment Enclosures and Construction Services. The segments are managed as strategic business units due to their distinct processes and potential end-user applications. The Tower Structures segment includes manufacturing plants in Peoria, Illinois and Frankfort, Indiana, as well as a sales, marketing and distribution effort. The Equipment Enclosures segment includes manufacturing plants in Bessemer, Alabama and Casa Grande, Arizona (the Casa Grande facility was idled at the end of 2001) and has a sales, marketing and distribution effort separate from the Towers Structures segment's sales and marketing resources. In October 2002, the Company announced its intention to close the Bessemer, Alabama facility and exit the Equipment Enclosures business by the end of 2002. On November 11, 2002, the Company announced it had entered into an agreement to sell the Casa Grande plant, machinery, equipment and real estate where it had previously manufactured equipment enclosures. The Construction Services segment is located in Peoria, Illinois and Mexico City, Mexico, and shares a sales and marketing effort with both the Tower Structures segment and the Equipment Enclosures segment. In the second quarter of 2002, the Company transferred the turn-key construction portion of its operations in Mexico to a third party wireless services firm. The Company's operations in Mexico continue to focus on the sale and erection of towers.

     The Company was organized as a Delaware corporation in 1979. In 1982, the Company filed a voluntarily petition for reorganization under Chapter 11 of the Federal Bankruptcy Code. Pursuant to a Plan of Reorganization accepted by the Company's creditors and stockholders and confirmed by the Bankruptcy Court in 1989, the Company issued 42,404,847 shares of common stock to the Trust and unsecured creditors in full discharge of all claims.

     From 1995 to 1997, the Company's growth was primarily due to the growth of domestic wireless communications systems, and the growth of its equipment enclosures product line. While wireless capital expenditures in the United States continued at an accelerated pace from late 1997 through the first half of 1999, these expenditures were increasingly made in technological system improvements rather than for additional cell site development. In addition, the development of a new build-to-suit tower industry, along with local zoning requirements, encouraged increased emphasis on co-location of existing and new cell sites, further decreasing the total number of cell sites developed. These were significant factors in the decreased revenues experienced by the Company during 1999. The Company benefited in 2000 from the build-out of wireless communication systems as capacity requirements increased with the growth in both wireless voice and data, along with the growth of infrastructure to support voice and data transmissions through fiber optic networks. In mid-2001, both the telecommunications and fiber optic markets experienced sudden and severe declines due to over capacity in the fiber-optics market and capital market constraints.

PLATINUM AND PLATINUM EQUITY

     Platinum Equity is a private equity firm specializing in the acquisition and strategic management of technology companies that serve the important functions of other businesses. Platinum Equity's portfolio companies have combined revenues in excess of $4.0 billion and include more than 20 operating companies with operations in 29 countries. Since its founding in 1995, Platinum Equity has completed more than 40 privately funded transactions. Platinum is a special purpose entity formed by Platinum Equity LLC for purposes of consummating the Proposed Sale. Platinum Equity's and Platinum's headquarters are located at 2049 Century Park East, Suite 2700, Los Angeles, California 90067 and its telephone number is (310) 712-1850.

BACKGROUND OF THE PROPOSED SALE

     On March 8, 2001, ROHN announced a "Dutch auction" tender offer. Under the terms of the tender offer, the Company offered to purchase up to 5.43 million shares of Common Stock, or 10.3%, of its outstanding shares of Common Stock at such time. Under the terms of the offer, ROHN's stockholders could offer to sell to ROHN all or a portion of the shares they owned within a specified price range. To finance the "Dutch auction" tender offer and other operating needs, the Company obtained a bank credit facility which initially provided for a revolving facility of up to $20 million. Upon the completion of the Company's self-tender offer on April 17, 2001, the credit facility provided for aggregate borrowings of $75 million and consisted of (1) a revolving credit facility of $45 million and
(2) a term loan of $30 million.

     In the second half of 2001, the capital spending of companies in the telecommunications and fiber optics industries declined rapidly. These declines were primarily due to over-capacity in these industries and capital markets constraints. As a result of these declines and other factors, the Company experienced decreased order flow and adverse changes in the delivery policies of its customers. These factors resulted in decreased revenues and the Company failed to achieve its financial projections.

     In the Fall 2001, ROHN breached certain of financial covenants contained in its bank credit facility and since that time ROHN has been in default under one or more of the financial covenants contained in its bank credit agreement, Since the Fall 2001, however, the Company's bank lenders have, pursuant to a series of forbearance agreements and extensions, agreed to forbear from enforcing any remedies they may have as a result of such defaults. The current forbearance agreement of ROHN's bank lenders is scheduled to expire January 31, 2003.

     On November 8, 2001, the Company announced that, in light of continuing economic challenges in its industry, it would replace its divisional structure with a centralized business structure to reduce operating and corporate expenses.

     At a special meeting of the Board of Directors held on April 4, 2002, the Board of Directors authorized the officers of the Company to explore strategic alternatives in an effort to enhance stockholder value and the business of the Company. In early April 2002, the Company retained Peter J. Solomon Company Limited ("PJSC") to act as its financial advisor to assist the Company in exploring strategic alternatives for the Company, including a possible sale, merger, other business combination or restructuring involving the Company.

     PJSC contacted 95 parties, including both potential strategic partners and financial investors, regarding a possible business combination with the Company. Of the parties contacted, the Company made management presentations to five parties, including Platinum. In addition, five parties (including Platinum) submitted written, preliminary, non-binding indications of interest regarding a potential transaction with the Company, and several other parties expressed less definitive indications of interest.

     Beginning in July 2002, ROHN entered into confidentiality agreements with several parties (including Platinum) to permit those parties to perform additional due diligence reviews of the Company.

     In the Summer 2002, the officers of the Company determined that a sale of substantially all the Company's assets would result in a significant loss for tax purposes which would entitle the Company to a tax refund for income taxes paid for prior years.

     In late August 2002, PJSC received non-binding indications of interest from one strategic buyer and one financial buyer. Both the strategic buyer and the financial buyer offered to purchase all or substantially all of the assets of the Company's towers, accessories and construction services business, but not the Company's enclosures business. The strategic buyer offered to purchase these assets and assume the accounts payable relating to the purchased assets for a purchase price of $29 million (including a $4 million subordinated note), subject to adjustment if the working capital of the acquired businesses on the closing date was less than $41.9 million. The strategic buyer's indication of interest was conditioned on obtaining financing for the transaction. The financial buyer offered to purchase the assets for a purchase price of between $23 million and $25 million, without any working capital adjustment, and agreed to assume various liabilities relating to the purchased assets. Throughout the Fall 2002, the strategic buyer and the financial buyer and their respective advisors conducted due diligence at ROHN's facilities.

     On October 7, 2002, the Company's counsel distributed a draft of an asset purchase agreement to the strategic buyer. The agreement was subject to several conditions, and the strategic buyer determined that it would need to obtain third party financing.

     On October 15, PJSC received a revised, non-binding indication of interest from the strategic buyer. The strategic buyer offered to purchase the same assets and assume the same liabilities that were the basis of its original offer for a purchase price of $21 million, subject to adjustment if the working capital was less than $32,673,000.

     On October 16, 2002, the Company announced that it would exit the enclosures business and close its manufacturing facility in Bessemer, Alabama.

     In late October 2002, the Company learned from its tax consultants that it would need to consummate a sale of substantially all its assets prior to the end of 2002 to realize the maximum value of its tax loss. Under the tax code, for those assets sold in 2002, the Company could carry-back its expected tax loss for five years, but for the sale of assets consummated in 2003 or thereafter, the Company could carry-back its expected tax loss only against income taxes paid in the previous two years, and accordingly only be able to obtain refunds for the two years proceeding the year of sale rather than the five years preceeding the year of sale. Based on the Company's financial results during this period, this difference was significant.

     On November 5, 2002, counsel for the strategic buyer sent a revised draft of the asset purchase agreement to counsel for the Company. Shortly thereafter, counsel for the Company and counsel for the strategic buyer commenced negotiations regarding the terms of an asset purchase agreement. The negotiations proceeded on the basis that the strategic buyer's obligation to consummate the transaction would be conditioned upon financing.

     In light of the need to consummate a sale of a substantial portion of the assets of ROHN and its subsidiaries in 2002 to realize its tax losses, commencing in early November 2002 the Company began to explore alternative transaction structures, including the sale of its assets to a third party liquidator, that would purchase the assets for an agreed-upon initial price plus a portion of the proceeds of any subsequent sale of the assets to a third party, as well as a potential transfer to the lenders under the Company's bank credit facility in exchange for the cancellation or extinguishment of a portion of its secured indebtedness. In early November 2002, the Company commenced discussions relating to these alternative transactions with a third party liquidator and with the lenders under the bank credit facility.

     On November 11, 2002, Platinum submitted to the Company a preliminary non-binding indication of interest setting forth the terms on which it would consider purchasing all the assets relating to the Company's tower, accessories, construction and foreign divisions the liabilities related to these businesses. Platinum proposed a purchase price of $15 million. Platinum's proposed transaction was not subject to financing.

     On November 12, 2002, PJSC forwarded to Platinum a draft asset purchase agreement. Shortly thereafter, PJSC informed Platinum that the Company was interested in exploring a possible transaction but that the Company needed to consummate a transaction by year-end and, consequently, Platinum would need to act expeditiously. At approximately this time, representatives of Platinum began an intensive due diligence investigation of the Company and its subsidiaries. On November 17, 2002, counsel to Platinum Equity sent a revised draft of the asset purchase agreement to the Company's counsel. Commencing on November 18, 2002, representatives of the Company and Platinum held a series of telephone and conference calls and face-to-face meetings to negotiate the business terms of a possible transactions and the terms and conditions of an asset purchase agreement.

     On November 21, 2002, Platinum notified the Company that for a variety of reasons, including matters discovered during it continuing due diligence investigation of the Company and the tax ramifications of the transaction structure to Platinum, Platinum was revising its proposed purchase price to $10.5 million for the aforementioned assets, or $12 million for the assets of all of the Company's divisions, including the enclosures business, subject to adjustment based on the working capital of the purchased assets at closing. Ultimately, Platinum agreed to pay $13 million for substantially all the assets of the Company, including the enclosures division but excluding the Company's plant, machinery, equipment and real estate in Casa Grande, Arizona, and the assumption of certain liabilities relating to these assets. On November 22, Platinum, the Company and their legal advisors substantially finalized the primary terms of the asset purchase agreement.

     The Board of Directors held a special meeting via teleconference on November 23, 2002. At that meeting, the Board of Directors reviewed the status of the Company's search for strategic alternatives. The Board of Directors reviewed the terms and conditions of the pending offers from Platinum and the strategic buyer, as well as various alternative transactions such as a sale of assets to a third party liquidator, the transfer of the assets to the Company's bank lenders and continuing the Company as a going concern on a substantially reduced scale. The Board of Directors discussed the structure, timing and contingencies of these possible transactions. The Company's outside counsel advised the Board of Directors with respect to its fiduciary duties relevant to the proposed transaction. Although PJSC did not deliver an opinion regarding the fairness from a financial point of view to the Company or the Company's stockholders or creditors of the proposed transactions, PJSC did advise the Board of Directors that in its view the Platinum transaction was the best alternative available to the Company and recommended that the Board of Directors approve the transaction.

     During this meeting, two directors who also serve as trustees of the Trust notified the Board of Directors that based on conflicts between their duties as directors of the Company and as trustees of the Trust, they intended to resign from the Board of Directors if the Board voted to proceed with the Platinum transaction or any other transaction that did not provide appreciable value to the Company's stockholders. They also notified the Board of Directors that in this case the Trust, in its capacity as the majority stockholder of the Company, would not vote in favor of any such transaction. At the end of this meeting, the Board of Directors excused the two directors affiliated with the Trust; a third director also excused himself. The remaining members of the Board of Directors adopted sense of the Board resolutions pursuant to which they expressed their belief that the proposals from Platinum and the strategic buyer were the only viable options for the Company.

     Upon notice of the sense of the Board resolutions, the two directors who also serve as trustees of the Trust as well as the third director who excused himself from the Board of Directors meeting resigned from the Board of Directors. In connection with their resignations from the Board of Directors, the two trustees of the Trust indicated that they would not vote in favor of, or otherwise support any transaction that did not provide appreciable value to the Company's stockholders.

     The remaining members of the Board of Directors held a special meeting via teleconference on November 24, 2002. At that meeting, the Board of Directors determined that, subject to final negotiations, the Company should execute and deliver the asset purchase agreement with Platinum and continue to pursue the various transactions in several forms.

     Negotiations with Platinum continued on November 25, 2002, as the parties attempted to finalize the asset purchase agreement. In the course of those discussions, some terms of the asset purchase agreement changed. Among the changes, Platinum agreed to assume ROHN's liabilities related to its retiree medical plans. The parties agreed to value that liability at $4.25 million, and subsequently reduced the purchase price to be paid by Platinum by that amount to $8.75 million. Based on that and other changes to the proposed transaction, the Board of Directors held a special meeting via teleconference on November 26, 2002. PJSC reiterated its advice to the Board of Directors that in its view the Platinum transaction was the best alternative available to the Company and recommend that the Board of Directors approve the transaction. At that meeting, the Board of Directors determined that, subject to final negotiations, the Company should execute and deliver the asset purchase agreement with Platinum and, as discussed at the previous meeting of the Board of Directors, continue to pursue the various transactions in several forms.

     On November 27, 2002, ROHN, certain of its subsidiaries, Platinum and Platinum Equity executed the Asset Purchase Agreement. On November 29, 2002, ROHN [and Platinum] announced the execution of the Asset Purchase Agreement.

     Negotiations between the Company, the Trust and the Company's bank lenders regarding the proposed transaction with Platinum continued through November 29, 2002. On November 29, 2002, the Trust indicated to the Company and the lenders under ROHN's bank credit facility that it will support the proposed transaction with Platinum based on certain valuation assumptions and concessions that ROHN hopes to obtain from the lenders udner its bank credit facility.

ROHN'S REASONS FOR THE PROPOSED SALE; APPROVAL BY THE BOARD OF DIRECTORS

     ROHN'S BOARD OF DIRECTORS BELIEVES THAT THE PROPOSED SALE IS IN THE BEST INTERESTS OF ROHN AND ITS STOCKHOLDERS AND CREDITORS. ACCORDINGLY, THE BOARD OF DIRECTORS HAS APPROVED THE PROPOSED SALE. The purchase price was negotiated on an arm's length basis between representatives of ROHN and representatives of Platinum. ROHN's Board of Directors based its conclusion, in part, on the factors set forth below.

     (i) The price and terms of the Proposed Sale, as reflected in the Asset Purchase Agreement, both generally and as compared to competing bids;

     (ii)   the recommendation of its financial advisor, PJSC;

     (iii) the nature of the Directors' fiduciary duties in light of the Company's financial condition and liquidity situation;

     (iv) the financial condition, results of operations and cash flows of the Company, as well as the Company's operating and financial outlook;

     (v)    the support of the Company's bank lenders for the Proposed
            Sale;

     (vi) the thorough search for strategic alternatives conducted by PJSC;

     (vii) the greater likelihood, as compared to alternative transactions, that the Company will be able to consummate the proposed transaction by year-end, which will allow the Company to realize a substantial tax benefit;

     (viii) the knowledge that the terms of the Proposed Sale were negotiated in a competitive environment involving competing bids from other bidders;

     (ix) the fact that the Company's management had concerns regarding losing certain major customers to competitors in light of the Company's perceived instability and potential inability to compete with more stable competitors that may be able to offer lower prices;

     (x) the ability of the Company to continue to negotiate and explore other alternative transactions should the Proposed Sale be unable to be consummated; and

     (xi) the ability of the Company to repay, subject to the receipt of the projected tax refund and other assumptions, the lenders under its bank credit facility and other trade creditors.

     ROHN intends to use the net cash proceeds from the Proposed Sale to repay borrowings under its bank credit facility.

     The foregoing discussion of the information and factors considered by the Board of Directors is not intended to be exhaustive, but includes material factors considered by the Board of Directors. The Board of Directors did not attempt to quantify or otherwise assign relative weights to the specific factors it considered or determine that any factor was of particular importance. A determination of various weightings would, in the view of the Board of Directors, be impractical. Rather, the Board of Directors viewed its position and recommendations as being based on the totality of the information presented to, and considered by, the Board of Directors. In addition, individual members of the Board of Directors may have given different weight to different factors.

INTERESTS OF CERTAIN PERSONS IN THE PROPOSED SALE

     To the best of ROHN's knowledge, no officer, director, or holder of at least five percent (5%) of Common Stock has an interest, financial or otherwise, in the Proposed Sale different from any other holder of Common Stock.

BUSINESS ACTIVITIES FOLLOWING THE PROPOSED SALE

     If the Proposed Sale is consummated, ROHN plans to divest itself of substantially all of its remaining assets. ROHN has not yet determined what strategic direction it will follow after the consummation of the Proposed Sale, and is considering the following options: (i) winding down its business and dissolving or (ii) filing for bankruptcy. At this time, ROHN cannot predict which of these options it will pursue if the Proposed Sale is consummated.

USE OF PROCEEDS

     ROHN expects that the proceeds of the Proposed Sale will be used to repay ROHN's outstanding indebtedness under ROHN's bank credit facility.

REGULATORY APPROVALS

     ROHN is not aware of any governmental or regulatory approvals required in connection with the Proposed Sale other than compliance with applicable securities laws and filings under the Delaware General Corporation Law.

ACCOUNTING TREATMENT/FEDERAL INCOME TAX CONSEQUENCES

     The Proposed Sale will be a taxable transaction to ROHN for United States federal income tax purposes but is not expected to have any material direct tax consequences for ROHN's stockholders. ROHN anticipates that it will recognize an ordinary income loss on the Proposed Sale. It is anticipated, however, that ROHN will be entitled to a tax refund resulting from the carry-back of these net operating losses and applied to taxes previously paid by ROHN.

EFFECTIVENESS

     The Company reserves the right, upon notice to the stockholders and subject to the terms of the Asset Purchase Agreement, to abandon or modify the Proposed Sale at any time prior to the consummation of the Proposed Sale upon consent of the board of directors.



                        THE ASSET PURCHASE AGREEMENT

     ROHN and certain of its subsidiaries (the "Sellers"), Platinum and Platinum Equity LLC are parties to the Asset Purchase Agreement. The following is a brief summary of certain provisions of the Asset Purchase Agreement. This description is qualified in its entirety by reference to the complete text of the Asset Purchase Agreement, a copy of which the Company expects to file on a Form 8-K with the Securities and Exchange Commission on or before December 4, 2002. All stockholders are urged to carefully read the Asset Purchase Agreement in its entirety when available.

PURCHASE PRICE

     The purchase price to be paid by Platinum is $8.75 million cash, subject to a pre- and post- closing net working capital adjustment based on an assumed closing net working capital of the purchased divisions of $26,911,000. The net working capital adjustment has a mechanism for determining the actual net working capital as of the closing of the Proposed Sale, which includes the ability of Platinum to hold back a portion of the purchase price if Platinum disagrees with the estimated net working capital as of the closing, but that would require Platinum to pay to ROHN a penalty of 15% of the amount it held back, plus interest, if it is determined that the hold back was incorrect.

PURCHASED ASSETS

     All of Sellers' assets and properties (other than the Excluded Assets) that are used in or held for use in connection with or that are necessary for the conduct of ROHN's tower division, construction division, enclosures division, accessories division, and foreign division (the "Purchased Divisions") and certain other corporate assets will be sold to Platinum upon the consummation of the Proposed Sale. All of the assets to be sold pursuant to the Asset Purchase Agreement are referred to as the "Purchased Assets". The real property included in the Purchased Assets includes the facilities located in Peoria, Illinois, Frankfort, Indiana and Bessemer, Alabama.

     The Purchased Assets include, among others, the following assets related to the Purchased Divisions:

     o    furnishings and equipment;
     o    product inventory;
     o    current assets;
     o    books and records;
     o    intellectual property;
     o the real property and facilities at the locations referred to above;
     o    the real property leases and personal property leases;
     o    permits;
     o    rights to warranties;
     o    causes of action and rights to set-off;
     o    rights under insurance policies; and
     o    contracts, agreements and commitments.

EXCLUDED ASSETS

     The Purchased Assets do not include the following assets which are referred to as the "Excluded Assets":

     o the plant, machinery, equipment and real estate located at Casa Grande, Arizona;
     o    cash and cash equivalents;
     o    assets regarding discontinued operations;
     o assets held in connection with any employee benefit plan (other than the Sellers' pension Plan) or employment agreement;
     o    rights to refunds of taxes for periods prior to the closing;
     o    capital stock of ROHN's subsidiaries;
     o    directors' and officers' liability insurance policies; and
     o    certain other corporate assets identified by the Sellers.

ASSUMED LIABILITIES

     Platinum will assume the following liabilities upon the consummation of the Proposed Sale, all of which are referred to as the "Assumed Liabilities":

     o liabilities arising after the closing under contracts and leases assigned to Platinum;
     o current liabilities of the Sellers incurred in the ordinary course of business;
     o outstanding sales taxes and other post-closing taxes other than transfer taxes;
     o    liabilities relating to employees hired by Platinum;
     o    liabilities arising under the Sellers' pension plans;
     o    liabilities arising under the Sellers' retiree medical plans; and
     o environmental liabilities relating to the Sellers' Peoria facility.

EXCLUDED LIABILITIES

     Platinum will not assume any liabilities other than the Assumed Liabilities, which means that Platinum will not assume the following liabilities:

     o any indebtedness of the Sellers (including, but not limited to, obligations for borrowed money, notes, bonds, capital obligations and leases, obligations in respect of credit, bonds, guaranties, accounts payable more than 120 days past due, obligations in respect of off balance sheet financing transactions, etc.) or under the Sellers' bank credit facility;
     o    liabilities arising out of the Excluded Assets; and
     o environmental liabilities other than those relating to the Sellers' Peoria facility.

CLOSING

     The parties expect to close the transaction on or about December 30, 2002, or as soon as possible thereafter once all of the closing conditions have been satisfied or waived (including the expiration of the applicable time period from which the definitive information statement was sent to ROHN's stockholders).

REPRESENTATIONS AND WARRANTIES OF SELLERS (GENERALLY)

     The Sellers make representations and warranties to Platinum, as of the date of the Asset Purchase Agreement and as of the closing, regarding the following subjects:

     o Corporate good standing, etc. - Each the of Sellers is duly organized, validly existing, and in good standing.
     o Corporate power and authority - Each of the Sellers has the authority to enter into the Asset Purchase Agreement and consummate the Proposed Sale except that the Sellers must obtain the approval of their respective stockholders.
     o No conflicts - the execution, delivery and performance of the Asset Purchase Agreement will not violate any laws applicable to the Sellers or the charter documents of any Seller or result in material breach of contracts, agreements or other instruments to which any Seller is a party.
     o Real Property Leases - Each of the Sellers has good and valid leasehold title to each property leased by it.
     o Title to Properties - Each of the Sellers has good and valid title to all Purchased Assets (tangible and intangible) subject to certain encumbrances.
     o Tax compliance - Except as disclosed, the Sellers have complied with all of its tax reporting obligations.
     o Financial Statements - The financial statements provided to Platinum fairly present the financial condition of the Purchased Assets.
     o    Absence of a Material Adverse Change (see below).
     o Interim conduct of the Business - Each of the Sellers has conducted its business in the ordinary course since October 31, 2002 (see below).
     o Material Contracts - Except as disclosed, the Sellers' material contracts are in full force and effect and constitute legal, valid and binding agreements of the Sellers.
     o Litigation - Except as disclosed, no material claims, actions, suits or proceedings are pending against the Sellers with respect to the Purchased Assets.
     o Compliance with Laws and Regulations - Except as disclosed, the Sellers are in compliance, in all material respects, with all applicable statutes, ordinances, regulations, orders, judgments and decrees.
     o Environmental Matters - Except as disclosed, the Sellers' facilities are in material compliance with environmental laws.
     o Permits - Except as disclosed, each Seller is in material compliance with all permits necessary for the operation of the Purchased Assets, and has all permits necessary for the operation of the Purchased Assets.
     o Customers and Suppliers - Except as disclosed, none of the ten largest customers or ten largest suppliers of the Company has canceled otherwise terminated, or threatened to terminate.
     o Employment Matters - Except as disclosed, no labor strike, dispute, slowdown, stoppage or lockout is pending, and there is no unfair labor practice charge or complaint.
     o Intellectual Property - The Sellers have adequate right to use their intellectual property and do not infringe on the intellectual property rights of third parties.
     o Affiliate Transactions - Except as disclosed, no affiliate of any Seller is a party to any agreement, contract, commitment or transaction with any Seller or has any interests in any property used by any Seller.
     o Accounts Receivable - The Sellers' accounts receivable created after October 31, 2002 represent bona fide sales actually made or services actually performed, subject to disclosed claims.
     o Product Warranties and Product Liabilities - Except as disclosed, each product or service relating to the Purchased Divisions has been manufactured and sold in compliance with all applicable laws and all applicable contractual commitments and warranties.
     o Accuracy of Disclosure - No disclosure contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements not misleading.

REPRESENTATION AND WARRANTY REGARDING MATERIAL ADVERSE CHANGE

     Except as disclosed to Platinum, there has not been a Material Adverse Change since October 31, 2002. "Material Adverse Change" is defined as any change, effect, fact, condition that is or is reasonably likely to be material and adverse to the business, operations or prospects of the Purchased Divisions, other than any change, effect, fact or condition arising out of:

     o any adverse change or trend in the economy in general or in the industry in which the Purchased Divisions operate;
     o any change in GAAP or regulatory accounting requirements applicable to companies or employees in the industry in which the Purchased Divisions operate;
     o    any reaction of the employees of the Sellers to the agreement;
          and
     o changes resulting from the adoption, amendment or issuance of any law or any new interpretation of any law by any government entity.

INTERIM COVENANT REGARDING CONDUCT OF PURCHASED DIVISIONS

     Except as disclosed to Platinum, from the date of the Asset Purchase Agreement until the Closing, the Sellers shall conduct their business in the ordinary course consistent with past practice and shall not take certain actions, including, among others:

     o sell, lease, license, pledge, transfer or dispose of any assets of the Purchased Divisions other than sales of inventory in the ordinary course of business;
     o acquire or agree to acquire by merging or purchasing a substantial equity position of another business;
     o    change any accounting methods;
     o    revalue any of the Purchased Assets;
     o incur any additional indebtedness except under the bank credit facility;
     o    incur any encumbrance upon any of the Purchased Assets;
     o    delay or fail to pay any Assumed Liabilities;
     o    terminate, amend or breach any assigned contract
     o    increase the compensation or benefits of any employee or officer;
     o increase the bonus, incentive compensation, severance or other like benefits of any employee or officer;
     o    accelerate or prepay any accounts receivable;
     o forgive, waive or agree to extend repayment of any indebtedness of Sellers (including, but not limited to, obligations for borrowed money, notes, bonds, capital obligations and leases, obligations in respect of credit, bonds, guaranties, accounts payable more than 120 days past due, obligations in respect of off balance sheet financing transaction, etc.);
     o    dispose or permit the lapse of any intellectual property rights;
     o    transact business with an affiliate; or
     o make capital commitments in excess of those previously contained in the capital budget delivered to Platinum.

PERFORMANCE GUARANTEE

     Platinum Equity LLC agreed to irrevocably and unconditionally guarantee the obligations of Platinum under the Asset Purchase Agreement, including the payment of the purchase price. This guarantee terminates upon the closing of the transactions contemplated by the Asset Purchase Agreement.

EMPLOYEE MATTERS

     Platinum is not obligated to hire any employees of the Sellers. However, Platinum has expressed its desire to the Company to offer employment to many of the Company's current employees. In any event, Platinum will adopt and assume the collective bargaining agreements for the unionized employees at the Peoria, Illinois and Frankfort, Indiana facilities. Platinum will also adopt and become the successor sponsor of the Rohn Industries, Inc. Pension Plan.

CHANGE OF NAME; AMENDMENT TO CERTIFICATE OF INCORPORATION

     Within five days of the closing date, each Seller is required to amend its certificate of incorporation or other organizational document to change its name to a corporate name that does not include the name "ROHN." The Sellers will remove the "ROHN" trademark and logo from all Excluded Assets and cease use of such trademark and logo as promptly as commercially practicable after the closing. See "The Name Change."

PERFORMANCE BONDS

     The Sellers shall maintain the performance bond relating to ROHN's contract with the Commonwealth of Pennsylvania dated November 23, 1999 in full force and effect following the closing of the Proposed Sale. At any time after April 30, 2003, in connection with the liquidation of the Sellers and winding up of its operations, the Sellers shall have the right to terminate that performance bond on thirty days' prior written notice to Platinum. The Sellers shall maintain in effect all other performance bonds, surety bonds and similar instruments related to the Purchased Divisions outstanding as of the date of the Asset Purchase Agreement at least through the date that is ninety days after the closing of the Proposed Sale; provided, however, that if any such other performance bond is secured by a letter of credit that cannot be maintained by the Sellers following the closing, Platinum shall post a letter of credit or other collateral to support such other performance bond up to an aggregate amount of $250,000 in such credit support and the Sellers shall provide any additional collateral (by means of cash or other security) in excess of $250,000 required to maintain such other performance bond through the expiration of such ninety day period.

NO SOLICITATION

     ROHN and its respective directors, officers and employees will cease discussions or negotiations with other third parties and will not solicit further proposals or offers relating to an Acquisition Proposal (see below) for ROHN.

     An "Acquisition Proposal" means any proposal or offer relating to:

     o    the acquisition or purchase of any of the Purchased Assets;
     o the acquisition or purchase of 20% of the outstanding voting securities of ROHN or any of the securities of any of its subsidiaries party to the Asset Purchase Agreement;
     o any tender offer that would result in any person owning 20% or more of the outstanding voting securities of ROHN or any of the securities of any of its subsidiaries party to the Asset Purchase Agreement; or
     o any merger, consolidation, sale of substantially all of the assets, liquidation or similar transactions involving ROHN and its subsidiaries, other than the transactions contemplated by the Asset Purchase Agreement.

     An Acquisition Proposal does not include any proposal or offer related to certain of the Company's alternative transactions. See "The Alternative Transactions".

     However, if after receipt of an Acquisition Proposal, the Board of Directors determines in good faith, after consultation with its outside counsel and its financial advisors, that failure to respond to the Acquisition Proposal would be highly likely to constitute a breach of its fiduciary duties to ROHN's stockholders or creditors under applicable law, ROHN may respond to the proposal, furnish information with respect to the Sellers pursuant to a confidentiality agreement and participate in negotiations regarding such proposal. ROHN is required to promptly advise Platinum of the status of any Acquisition Proposal.

CONDITIONS TO CLOSING

     The parties' obligations to consummate the transactions contemplated by the Asset Purchase Agreement are subject to the condition that the consummation of the transaction shall not have been restrained, enjoined or prohibited by any law, court order or governmental body.

     Platinum's obligations to consummate the transactions are subject to satisfaction or waiver, at or prior to the closing, of the following conditions:

     o the accuracy of the representations and warranties of the Sellers;
     o    the approval of the Proposed Sale by the Sellers' stockholders;
     o the performance of agreements required to be performed by the Sellers at or prior to closing;
     o the receipt of certain consents, approvals and authorizations (including the consent of the bank lenders under the Company's credit facility);
     o    the approval of the Proposed Sale by the Sellers' stockholders;
     o the delivery by the Sellers of all documents, certificates and agreements necessary to transfer the Purchased Assets, free and clear of all encumbrances to Platinum;
     o the repayment of most indebtedness of the Sellers with respect to the purchased divisions, except for certain performance bonds, which will remain outstanding; and
     o the absence of any Material Adverse Change (see above) since the date of the Asset Purchase Agreement.

     The Sellers' obligations to consummate the transactions contemplated by the Asset Purchase Agreement are subject to satisfaction or waiver, at or prior to the closing, of the following conditions:

     o    the accuracy of the representations and warranties of Platinum;
     o the performance of agreements required to be performed by Platinum at or prior to the closing;
     o    the approval of the Proposed Sale by the Sellers' stockholders;
     o the receipt of certain consents, approvals and authorizations (including the consent of the bank lenders under the Company's credit facility); and
     o the delivery by Platinum of certain required documents and the purchase price.

TERMINATION

     The  Asset Purchase Agreement can be terminated by:

     o    Mutual written agreement of the Platinum and the Sellers;
     o The Sellers, provided that they are not in material breach, if Platinum or Platinum Equity is in material breach and such breach remains uncured for three business days after notice to Platinum or Platinum Equity;
     o    Sellers, if the Closing has not occurred as of December 30, 2002;
     o Sellers, if the Closing of the transactions contemplated by the Asset Purchase Agreement cannot occur on or before December 31, 2002 in compliance with Section 14 of the Securities Exchange
          Act of 1934;
     o Platinum, provided that Platinum or Platinum Equity is not in material breach, if the Sellers are in material breach and such breach remains uncured for three business days following notice to Sellers;
     o Platinum, provided that Platinum or Platinum Equity is not in material breach, if the Sellers are in material breach and such breach remains uncured for three business days following notice to Sellers;
     o Platinum, if the Sellers' stockholders shall not have approved the transactions contemplated by the Asset Purchase Agreement in accordance with the applicable law of the jurisdiction of their respective incorporation by December 31, 2002;
     o    Platinum, on or prior to 8:00 p.m. New York time on December
          11, 2002, if Platinum determines in good faith that there is a reasonable basis in law and in fact to conclude that (A) any environmental liability (other than those previously disclosed in certain of the environmental reports) is reasonably likely, individually or in the aggregate, to constitute a material liability of the purchased divisions taken as a whole or to have a material adverse effect upon the purchased divisions taken as a whole or
          (B) as a result of the consummation of the transactions contemplated by the Asset Purchase Agreement, Platinum or any affiliate of Platinum could reasonably be anticipated to have any (1) material environmental liability for any discontinued operation or
          (2) material liability for any asbestos-related claim arising from any activity prior to the completion of ROHN's bankruptcy proceedings;
     o Platinum, on or prior to 8:00 p.m. New York time on December 6, 2002, if the Sellers shall have amended or modified any schedule to the Asset Purchase Agreement, as permitted by the Asset Purchase Agreement, and Platinum concludes that any matter described in such additional disclosure is reasonably likely, individually or in the aggregate, to constitute a material liability of the Purchased Divisions taken as a whole or to have a material adverse effect upon the Purchased Divisions taken as a whole;
     o Platinum, on or prior to 8:00 p.m. New York time on December 6, 2002, if Platinum determines in good faith, based on its due diligence investigation of the purchased divisions and purchased assets, that there exists any liability of which Platinum was not aware prior to the date of the Asset Purchase Agreement to an extent reasonably necessary to appreciate the significance thereof, which is reasonably likely, individually or in the aggregate, to constitute a material liability of the Purchased Divisions taken as a whole or to have a material adverse effect upon the Purchased Divisions taken as a whole;
     o    Platinum, if the closing shall not have occurred as of December
          31, 2002; or
     o The Sellers, if in connection with an Acquisition Proposal, the Board of Directors, determines in good faith that failure to do so would constitute a breach of its fiduciary duties to ROHN's stockholders or creditors under applicable law, subject to a break-up fee.

BREAK-UP FEE

     If the Sellers terminate the agreement by exercising their termination right arising out of the exercise of their fiduciary duties relating to an Acquisition Proposal, the Sellers must pay Platinum a $750,000 termination fee within 5 business days of consummating an Acquisition Proposal.

SURVIVAL OF REPRESENTATIONS

     The representations and warranties of the Sellers and Platinum will survive until the first anniversary of the closing, except with respect to tax matters and environmental matters, which survive until the applicable statute of limitations expires, subject to exceptions related to environmental matters at the Peoria, Illinois facility.

INDEMNIFICATION

     The Sellers agree to indemnify Platinum and its affiliates for damages resulting from any breach of any representation, warranty or covenant by any Seller or claims arising out of the Excluded Liabilities. Platinum is not entitled to indemnification to the extent damages are specifically included in the final net working capital statement to the purchase price.

          Platinum agrees to indemnify the Sellers and their affiliates for damages resulting from any breach of any representation, warranty or covenant by Platinum, including any claims against any Seller on or prior to the first anniversary of the closing with respect to any liability or obligation arising under any environmental law relating to the facilities located at Peoria, Illinois and any claims or damages resulting from Platinum's failure to perform any obligation under the performance bonds that remain outstanding following the closing.

     No party has any obligation to indemnify any other party for breaches of representations and warranties contained in the Asset Purchase Agreement unless the other party's damages exceed $250,000, and then only to the extent of such excess. Liability with respect to any breach of any representation, warranty or covenant contained in the Asset Purchase Agreement is limited to the amount of the purchase price.

                              THE NAME CHANGE

     The following proposal describes an amendment to ROHN's certificate of incorporation.

PURPOSE AND EFFECT

     ROHN will amend its certificate of incorporation in order to change its corporate name, as required by the terms of the Proposed Sale. Pursuant to the Asset Purchase Agreement, ROHN has agreed to sell substantially all of its intellectual property to Platinum, including its rights to the name "ROHN." To change the name of the corporation, ROHN must amend its certificate of incorporation. ROHN's certficate of incorporation cannot be amended without the approval of its stockholders. The change of name will be the only effect of the amendment to ROHN's certificate of incorporation.

RECOMMENDATION

     ROHN's Board of Directors recommends approval of the amendment to change the name of ROHN to "Peoria Tower Corp." or such other name as shall be determined by ROHN.

INTERESTS OF CERTAIN PERSONS

     To the best of ROHN's knowledge, no officer, director, or holder of at least five percent (5%) of ROHN's Common Stock has an interest, financial or otherwise, in the Name Change different from any other holder of Common Stock of ROHN.

EFFECTIVENESS

     The Company reserves the right, upon notice to the stockholders, to abandon or modify the Name Change at any time prior to the filing of the amendment to the Company's certificate of incorporation with the Secretary of State of the State of Delaware upon consent of the Board of Directors.



                        THE ALTERNATIVE TRANSACTIONS

          THE TERMS AND CONDITIONS OF ANY ALTERNATIVE TRANSACTION HAVE NOT YET BEEN DETERMINED AND THE BOARD OF DIRECTORS HAS NOT YET APPROVED ANY ALTERNATIVE TRANSACTIONS. THE BOARD OF DIRECTORS IS SOLICITING STOCKHOLDER APPROVAL OF THE ALTERNATIVE TRANSACTIONS, IN THE EVENT THE PROPOSED SALE IS NOT ABLE TO BE CONSUMMATED. THE TRUST HAS INDICATED THAT IT WILL SUPPORT THE ALTERNATIVE TRANSACTIONS BASED ON CERTAIN VALUATION ASSUMPTIONS AND CONCESSIONS THAT ROHN HOPES TO OBTAIN FROM THE LENDERS UNDER ITS BANK CREDIT FACILITY.

     ROHN and its advisors have considered several possible alternative transaction structures which would enable ROHN to realize the tax refund that the Company projects it will receive upon a sale of substantially all of its assets by the end of the calendar year. As discussed above, if ROHN sells, assigns, transfers or otherwise disposes of substantially all of its assets after the end of this calendar year, ROHN will only be able to carry-back the expected tax loss for two years rather than five years, and with respect to that loss, accordingly, only be able to obtain refunds of income taxes paid for the two years preceeding the year of sale rather than the five years preceeding the year of sale.

     In light of the conditions contained in the Proposed Sale, ROHN has determined that it is in the best interests or ROHN and its stockholders and creditors to continue pursuing Alternative Transactions. ROHN has further determined that it is in the best interests of its stockholders and creditors to seek pre-approval from its stockholders for the Alternative Transactions to give to the Board of Directors a greater degree of flexibility to pursue a transaction that will maximize the value of the Company's assets for the benefit of its creditors and stockholders if the Proposed Sale is not consummated. Under Delaware law, the stockholders may approve the sale of substantially all of ROHN's assets prior to the approval of such a transaction by ROHN's Board of Directors.

PARTIES

     ROHN has not entered into any agreement to consummate any Alternative Transaction and ROHN does not know who would be a party to any Alternative Transaction. ROHN has had preliminary conversations with several other potential buyers of assets of ROHN, including conversations with third-party liquidators. In addition, ROHN and the lenders under ROHN's bank credit facility have had discussions regarding the possibility that the Company would transfer its assets to the lenders, as described below.

POSSIBLE STRUCTURES OF THE ALTERNATIVE TRANSACTIONS

     Sale to a Third-Party Liquidator. ROHN has explored the possibility of selling its assets to a "third party liquidator" that would agree to purchase tangible assets (including real estate, machinery and inventory) and accounts receivable from ROHN for an initial payment plus an agreed-upon portion of any proceeds from the sale of the assets to a third party.

     Transfer to the Lenders under the Bank Credit Facility. The lenders under ROHN's bank credit facility are its largest creditor. In addition, the lenders under the bank credit facility have a security interest in substantially all of ROHN's assets. Among the alternative transactions that ROHN is considering would be the transfer of certain of its assets to the lenders under its bank credit facility (or the administrative agent under the bank credit facility) in exchange for the cancellation or extinguishment of a portion of ROHN's obligations to the lenders.

     Sale of Assets to Other Buyers. The Proposed Sale is subject to numerous conditions, and if the Seller is not able to consummate the Proposed Sale, ROHN may consider the sale of substantially all of its assets to another buyer or other buyers. Any sale to a third party may include the sale of one or more of ROHN's businesses as going concerns, one or more of the facilities intended to be sold in the Proposed Sale or the sale of ROHN's assets in some other combination or in a series of transactions.

ASSETS TO BE SOLD

     ROHN does not know which assets would be included in any Alternative Transaction, but ROHN expects that it would sell substantially all of its assets (including assets owned through subsidiaries). ROHN expects that the assets to be sold would likely include its real property located in Peoria, Illinois and Bessemer, Alabama, all inventory, equipment, machinery and other tangible personal property located at those locations, and all accounts receivable.

     The real property located in Frankfort, Indiana and the inventory, equipment, machinery and other tangible personal property located at that location may or may not be included in any Alternative Transaction. As discussed below, among the Alternative Transactions being considered by ROHN would be the sale of substantially all of its assets, but not the facilities and operations in Frankfort, Indiana, which would allow ROHN to continue its operations at a substantially reduced level.

     It is unlikely that the party to which ROHN would agree to sell or transfer substantially all of its assets would agree to assume any substantial portion of ROHN's liabilities, particularly if the Alternative Transaction involves a third-party liquidator or the lenders under ROHN's bank credit facility.

PURCHASE PRICE OR OTHER CONSIDERATION

     The purchase price to be paid in any Alternative Transaction has not been determined. However, ROHN is only asking for the approval of its stockholders for alternative transactions in which ROHN receives net consideration of at least $19.8 million in the transaction or series of transactions, which amount would include any projected tax benefits of the Alternative Transactions.

     Among the forms of consideration that ROHN may receive in exchange for any sale, assignment, transfer or other disposition of its assets is the extinguishment of its debt obligations to the lenders under its bank credit facility.

EXPECTED CLOSING CONDITIONS

     ROHN would not be able to consummate an Alternative Transaction without the approval of the lenders under its bank credit facility. If the Alternative Transaction constitutes a sale of substantially all of ROHN's assets under Delaware law, ROHN would also be required to have obtained the approval of its stockholders prior to consummating any Alternative Transaction. The Trust has indicated that it will support the alternative transactions based on certain valuation assumptions and concessions that ROHN hopes to obtain from the lenders bank credit facility. In addition, the obligations of ROHN and any other party to an Alternative Transaction to consummate the Alternative Transaction would likely be subject the satisfaction or waiver of certain other conditions customary to transactions similar to the Alternative Transaction.

CLOSING OF ANY ALTERNATIVE TRANSACTION

     ROHN currently believes that an Alternative Transaction would be consummated, if at all, only if it would close prior to the end of this calendar year. ROHN currently anticipates that consummation of an Alternative Transaction would occur no sooner than twenty (20) days after the filing of this Information Statement with the Securities and Exchange Commission. An Alternative Transaction will not close if the Proposed Sale closes.

     Under the terms of the Asset Purchase Agreement, the Sellers can terminate the Asset Purchase Agreement if the Proposed Sale has not been consummated on or prior to December 30, 2002. If the Board of Directors determines that the Proposed Sale cannot be consummated prior to the end of this calendar year and that an Alternative Transaction can be consummated prior to the end of this calendar year, the Sellers would likely terminate the Asset Purchase Agreement on or about December 30, 2002 and close the Alternative Transaction thereafter.

ABSENCE OF APPROVAL BY THE BOARD OF DIRECTORS

     ROHN'S BOARD OF DIRECTORS HAS NOT YET APPROVED ANY ALTERNATIVE TRANSACTION. The Board of Directors will determine whether or not to approve any Alternative Transaction once presented to it for its consideration.

RECOMMENDATION

     ROHN's Board of Directors recommends that the stockholders of ROHN approve any Alternative Transaction.

          Among the reasons to accept certain Alternative Transactions would be the following: (i) the Alternative Transaction would permit the Company to realize all or a substantial portion of the possible tax refund resulting from a sale of a substantial portion of the Company's assets;
(ii) the Company expects that the proceeds from any Alternative Transaction, together with the proceeds from the expected tax refund, will enable the Company to substantially repay the lenders under its bank credit facility and possibly its other creditors; (iii) the Company would pursue an Alternative Transaction only if the Proposed Sale cannot be consummated by the end of this calendar year as a means to maximize the assets of the Company for the benefit of its stockholders and creditors.

INTERESTS OF CERTAIN PERSONS IN THE ALTERNATIVE TRANSACTION

     To the best of ROHN's knowledge, no officer, director or holder of at least five percent (5%) of ROHN's common stock has a financial interest in an Alternative Transaction different from any other holder of common stock of ROHN.

BUSINESS ACTIVITIES FOLLOWING THE ALTERNATIVE TRANSACTION

     If any Alternative Transaction is consummated, which will only occur if the Proposed Sale cannot be consummated, ROHN has not determined what course of action it will follow. The resulting plan will be largely dependant on which, if any, Alternative Transaction is consummated. Following the consummation of an Alternative Transaction, ROHN may follow one of the following courses of action: (i) wind down any remaining businesses and dissolve, (ii) file for bankruptcy, or (iii) continue business operations in a limited capacity.

     Among the options being considered in connection with an Alternative Transaction would be the relocation of ROHN's businesses to its Frankfort, Indiana facility and selling its other facilities. In the event of the adoption of such a plan, ROHN would expect that its scope of operations would be significantly reduced. In addition, ROHN would be required to outsource some its operations which are currently conducted at its Peoria, Illinois facility.

     At this time, ROHN cannot predict which of these options it will pursue if the Proposed Sale is not consummated.

USE OF PROCEEDS

     ROHN expects that the proceeds of any Alternative Transaction will be used to repay ROHN's outstanding indebtedness under ROHN's bank credit facility.

REGULATORY APPROVALS

     ROHN does not expect that it will be required to obtain any material governmental or regulatory approvals in connection with the Alternative Transactions other than compliance with applicable securities laws and filings under the Delaware General Corporation Law.

ACCOUNTING TREATMENT/FEDERAL INCOME TAX CONSEQUENCES

     ROHN expects that any Alternative Transaction would be a taxable transaction to ROHN for United States federal income tax purposes but would not expect any such transaction to have any material direct tax consequences for ROHN's stockholders. ROHN anticipates that it will recognize an ordinary income loss on the Alternative Transaction. It is anticipated, however, that ROHN will be entitled to a tax refund resulting from the carry-back of these net operating losses and applied to taxes previously paid by ROHN.

EFFECTIVENESS

     The Company reserves the right, upon notice to the stockholders and subject to the terms of the Asset Purchase Agreement, to abandon or modify any Alternative Transaction at any time prior to the consummation of the Alternative Transaction upon consent of the board of directors.



                           STOCK PERFORMANCE DATA

HISTORICAL MARKET PRICE

     The common stock of ROHN was traded on the NASDAQ National Market under the symbol "ROHN" until October 11, 2002. On October 14, 2002, the common stock of ROHN began trading on the on the NASDAQ SmallCap Market, also under the symbol "ROHN". The following table sets forth, for the periods indicated, the high and low sales prices per share of ROHN's common stock, as reported by the NASDAQ National Market and NASDAQ SmallCap Market, as appropriate.

                                                       HIGH            LOW
                                                       ----            ---
  March 31, 2000..................................    $ 6.22          $2.69
  June 30, 2000...................................      4.81           2.5
  September 29, 2000..............................      5.13           3.88
  December 29, 2000...............................      5.38           3.13
Fiscal Year ended December 31, 2001
  March 30, 2001..................................      4.75           3.19
  June 29, 2001...................................      6.37           3.66
  September 28, 2001..............................      6.25           1.67
  December 31, 2001...............................      3.12           1.65
Fiscal Year ended December 31, 2002 (to date)
  March 29, 2002..................................      2.24           1.10
  June 28, 2002...................................      1.54            .22
  September 30, 2002..............................       .45            .07
  December 31, 2002 (to date).....................       .17            .04


RECENT MARKET PRICE

     The following table sets forth the closing price and the high and low sales prices per share of ROHN's common stock as reported by the NASDAQ SmallCap Market on November 27, 2002, the last trading day preceding the public announcement of the Proposed Sale, and on December __, 2002, the latest practicable trading day before the printing of this Information Statement.

                                                       HIGH            LOW
                                                       ----            ---

   November 27, 2002..............................     $.17           $.13
   December __, 2002..............................


NUMBER OF HOLDERS

     As of the Record Date, there were 1,859 holders of record of ROHN's common stock.

SECURITY OWNERSHIP OF BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information as of November 25, 2002 (except as otherwise indicated) regarding the beneficial ownership of Common Stock by: (i) each person or group that has reported beneficial ownership of more than five percent of the Common Stock outstanding, (ii) the Company's current directors, (iii) the Company's four other most highly compensated executive officers serving at the end of 2001 whose total annual salary and bonus exceeded $100,000 and the Company's other most highly compensated executive officer who served as an executive officer during 2001 but was not serving as an executive officer at the end of 2001 whose total annual salary and bonus exceeded $100,000, and (iv) all of the Company's current directors and executive officers as a group.

     In accordance with the rules promulgated by the Securities and Exchange Commission, the ownership includes shares currently owned as well as shares which the named person has the right to acquire beneficial ownership of within 60 days, including through the exercise of options, warrants or other rights, or through the conversion of a security. Accordingly, more than one person may be deemed to be beneficial owner of the same securities. Except as otherwise indicated, each stockholder listed below has sole voting and investment power of the shares beneficially owned by that person.

                                        COMMON STOCK
                                  -----------------------
                                  AMOUNT AND
                                  NATURE OF     PERCENT
                                  BENEFICIAL    OF
BENEFICIAL OWNER                  OWNERSHIP (1) CLASS
--------------------------------  ------------- ---------

5% Stockholders
UNR Asbestos-Disease Claims       22,556,558    55.2%
Trust (2)
 100 North Lincolnway
 North Aurora, Illinois 60542

 FMR Corp. (3)
 82 Devonshire Street
 Boston, Massachusetts 02109       4,080,400    10.0%

DIRECTORS AND EXECUTIVE OFFICERS
Michael E. Levine (2)(4)(5)       22,618,558   55.3%
Stephen E. Gorman (5)             --           --
John H. Laeri, Jr. (2)(5)(6)      22,581,558   55.2%
Gene Locks (5)                    5,000        *
Jordan Roderick (5)               4,000        *
Alan Schwartz (5)                 6,500        *
Brian B. Pemberton (7)(8)(9)      1,305,000    3.2%
David G. Brinker (8)(9)           48,960       *
James R. Cote (8)                 125,833      *
Paul D. Grove (8)(9)              50,000       *
James F. Hurley                   106,000      *
                                  181,500      *
Horace Ward (8)(9)

All directors and executive
officers as a group
(14 persons) (8)(9)               24,581,451   59.6%
----------------------------------------------------------------------------
*    Less than 1%

(1) Unless otherwise noted, the persons listed beneficially own all shares set forth opposite their respective names with sole power to vote and dispose of such shares of Common Stock.

(2) Messrs. Laeri and Levine, together with Ms. Alison Overseth, are trustees of the UNR Asbestos-Disease Claims Trust (the "Trust"). The trustees may be deemed to be beneficial owners of the 22,556,558 shares of Common Stock held by the Trust and, as a result, those shares are included in the shares listed next to each of Messrs. Laeri and Levine's names. Each of Messrs. Laeri and Levine and Ms. Overseth disclaims beneficial ownership of the shares of common stock owned by the Trust.

(3) Based on a Schedule 13G filed by FMR Corp. ("FMR") with the Securities and Exchange Commission on February 14, 2002. Fidelity Management & Research Company ("Fidelity") is a wholly-owned subsidiary of FMR and is deemed to be the beneficial owner of 4,080,400 shares as a result of acting as investment adviser to Fidelity Low Priced Stock Fund which owns the 4,080,400 shares of Existing Common Stock. Edward C. Johnson 3d and Abigail P. Johnson may also be deemed beneficial owners of the 4,080,400 shares of Common Stock by virtue of their stock ownership in FMR, their shareholders agreement with certain shareholders of FMR with respect to FMR's Class B shares and their positions as chairman and director of FMR, respectively. Neither FMR nor Mr. Johnson has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with Fidelity Funds' Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by Fidelity Funds' Boards of Trustees.

(4)  Includes 62,000 shares of Common Stock held by Mr. Levine directly.

(5)  Excludes 126,000, 51,529, 71,337, 77,055, 60,792 and 57,312, stock units in the Amended and Restated 1994 Nonemployee Director Stock Ownership Plan for Messrs. Levine, Gorman, Laeri, Locks, Roderick and Schwartz, respectively.

(6) Includes 25,000 shares of Common Stock held by Mr. Laeri through an IRA account.

(7) Includes 5,000 shares of Common Stock for which Mr. Pemberton shares voting or investment power with others.

(8)  Includes (A) 1,100,000 (B) 18,750 (C)100,000 (D) 123,333 (E) 50,000
     and (F) 108,000 vested options to purchase shares of Common Stock owned by Messrs. (A) Pemberton, (B) Brinker, (C) Hurley, (D) Cote, (E) Grove and (F) Ward, respectively.

(9) Includes 33,500 shares of Common Stock subject to stock options exercisable within 60 days of November 25, 2002 for Mr. Ward and 33,500 shares of Common Stock subject to stock options exercisable within 60 days of November 25 2002 for all current directors and executive officers as a group.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

     To the Company's knowledge no director, executive officer, or associate of any director, or executive officer, or any other person has any substantial interest, direct or indirect, by security holdings or otherwise, in Platinum.

COSTS OF INFORMATION STATEMENT

     This Information Statement has been prepared by the Company and its Board of Directors, and the Company will bear the costs of distributing this Information Statement to stockholders, including the expense of preparing, assembling, printing, and mailing the Information Statement. Although there is no formal agreement to do so, the Company may reimburse banks, brokerage houses, and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding this Information Statement and related materials to stockholders. The Company may pay for and use the services of other individuals or companies not regularly employed by the Company in connection with the distribution of this Information Statement if the board of directors of the Company determines that this is advisable.



           PRO FORMA SELECTED CONSOLIDATED FINANCIAL INFORMATION
                                (ANAUDITED)



     The following unaudited pro forma consolidated statements of income reflect the historical results of ROHN for nine month period ended September 30, 2002 and the twelve month period ended Defember 31, 2001, adjusted to give pro forma effect to the Proposed Sale as if the transaction had occurred at the beginning of each respective period presented.

     The following unaudited pro forma balance sheet as of September 30, 2002 reflects the historical accounts of ROHN as of that date adjusted to give pro forma effect to the Proposed Sale as if the transaction had occurred as of September 30, 2002.

     The pro forma consolidated financial statements should be read in conjunction with the description of the Proposed Sale contained in this Information Statement, the Consolidated Financial Statements and related notes included in ROHN's Annual Report on Form 10-K and ROHN's Quarterly Reports on Form 10-Q previously filed with the Securities and Exchange Commission, each of which is incorporated by reference into this Information Statement. ROHN believes that the assumptions used in the following statements provide a reasonable basis on which to present the pro forma financial statements. The pro forma financial statements are provided for informational purposes only and should not be construed to be indicative of ROHN's financial condition or results of operations had the Proposed Sale been consummated on the dates assumed and are not intended to project ROHN's financial condition on any future date or results of operations for any future period.

                   ROHN INDUSTRIES, INC. AND SUBSIDIARIES
                       PROFORMA STATEMENTS OF INCOME
                    (in thousands except per share data)
                                (unaudited)
                                               Nine Months      Twelve Months
                                                  Ended             Ended
                                               September 30      December 31
                                              ---------------   --------------
                                                   2002             2001
                                              ---------------   --------------
Net Sales                                                 52            8,918
Cost of Products Sold                                    692            7,685
                                              ---------------   --------------
Gross Profit                                            (640)           1,233
                                                     -1230.8%            13.8%

Operating Expenses:
   Selling Expense                                         -              169
   General and Administrative Expense                  3,467            8,709
                                              ---------------   --------------
Total Operating Expense                                3,467            8,878
                                                      6667.3%            99.6%

Operating (Loss) / Income                             (4,107)          (7,645)
                                                     -7898.1%           -85.7%

Interest Income                                          118              606
Interest Expense                                       2,527            3,843
Other Income                                             170                -
                                              ---------------   --------------

(Loss) / Income Before Taxes                          (6,346)         (10,882)

Income Tax (Benefit) Provision                        (2,443)          (4,189)
                                              ---------------   --------------

(Loss) / Income Before Extraordinary Item             (3,903)          (6,693)
Extraordinary Charge from Early
Extinguishment of Debt, net of
Income Tax Benefit of $841                                 -            1,344
                                              ---------------   --------------
Net (Loss) / Income                                   (3,903)          (8,037)
                                              ===============   ==============

Earnings per Share:
 Basic:
  (Loss) / Income Before Extraordinary Item            (0.09)           (0.15)
  Extraordinary Charge from Early
  Extinguishment of Debt, Net of Tax Benefit               -            (0.03)
                                              ---------------   --------------
      Net (Loss) / Income                              (0.09)           (0.18)
                                              ===============   ==============
 Diluted:
  (Loss) / Income Before Extraordinary Item            (0.09)           (0.15)
  Extraordinary Charge from Early
  Extinguishment of Debt, Net of Tax Benefit               -            (0.03)
                                              ---------------   --------------
      Net (Loss) / Income                              (0.09)           (0.18)
                                              ===============   ==============

Weighted Average Shares Outstanding:
   Basic                                              41,103           44,546
                                              ===============   ==============
   Diluted                                            41,188           45,008
                                              ===============   ==============

                         ROHN INDUSTRIES, INC. AND SUBSIDIARIES
                                PROFORMA BALANCE SHEETS
                                     (In Thousands)
                                      (unaudited)

                                                                 September 30
                                                                     2002
                                                               ----------------
                                                               ----------------
                                   Assets
                                   ------
CURRENT ASSETS
--------------
    Cash and cash equivalents                                              370
    Accounts, notes and other receivables,
     less allowance for doubtful accounts of $24                           240
    Inventories                                                              -
    Prepaid income taxes                                                 5,506
    Current deferred income taxes                                        5,786
    Prepaid expenses                                                        88
                                                               ----------------
      TOTAL CURRENT ASSETS                                              11,990
                                                               ----------------

    Plant and equipment, net                                             6,396
    Other assets                                                         2,276
    Long term assets of discontinued operations                          2,086
                                                               ----------------

         TOTAL ASSETS                                                   22,748
                                                               ================


                    LIABILITIES AND STOCKHOLDERS' EQUITY
                    ------------------------------------

CURRENT LIABILITIES
-------------------
    Current portion of long term debt                                   37,415
    Accounts payable                                                       625
    Accrued liabilities and other                                        2,392
    Deferred revenue                                                         -
    Liabilities of discontinued operations                                 119
                                                               ----------------
      TOTAL CURRENT LIABILITIES                                         40,551
                                                               ----------------

OTHER LIABILITIES
-----------------
    Long Term Debt and other obligations                                     -
    Nonpension post retirement benefits                                  4,353
                                                               ----------------

      TOTAL LIABILITIES                                                 44,904
                                                               ----------------

STOCKHOLDERS' EQUITY
--------------------
    Common Stock, $0.01 par value - 80,000 shares authorized                 -
      40,889 shares were issued and outstanding
    Capital Surplus                                                      1,000
    Retained earnings                                                  (22,366)
    Comprehensive income/(expense)                                        (671)
    Less:Treasury stock, 380 shares, at cost                                 -
         Unearned portion of restricted stock                             (119)
                                                               ----------------
      TOTAL STOCKHOLDERS' EQUITY                                       (22,156)
                                                               ----------------

         TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                     22,748
                                                               ================

INCORPORATION OF INFORMATION WE FILE WITH THE SECURITIES AND
EXCHANGE COMMISSION

     The following documents and other materials, which have been filed by us with the Securities and Exchange Commission, are incorporated into and specifically made a part of this Information Statement by this reference:

     o    Our Annual Report on Form 10-K for the fiscal year ended December
          31, 2001;

     o Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2002;

     o Our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2002; and

     o    Our Current Report on Form 8-K, filed on November 15, 2002.

     All other reports that we file with the Securities and Exchange Commission after the date of this Information Statement but before the termination of or closing under the Asset Purchase Agreement or any Alternative Transaction is also hereby incorporated by reference into this Information Statement.

     Any stockholder may obtain a copy of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001 or any other document incorporated herein by reference which has been filed with the Securities and Exchange Commission without charge upon written request sent to Corporate Secretary, ROHN Industries, 6718 West Plank Road, Peoria, Illinois 61604, or upon oral request by calling the Company's Investor Relations department at (309) 697-4400.

     The stockholders of the Company are hereby notified that the Company is sending only one copy of this Information Statement to those households in which multiple stockholders shared the same address unless the Company has received instructions from a stockholder requesting that they receive separate copies of this Information Statement. If you are a stockholder who shares the same address as other stockholders of the Company and would like to receive a separate copy of this Information Statement, or further information statements and annual reports, or, if you share the same address as multiple stockholders and you would like the Company to send only one copy of future information statements and annual reports, please contact: Secretary, ROHN Industries, Inc., 6718 West Plank Road, Peoria, Illinois 61604.

                                 By Order of the Board of Directors


                                 /s/ Alan R. Dix
                                 --------------------------------
                                 Alan R. Dix
                                 Secretary

Peoria, Illinois
December __, 2002

                                                                    APPENDIX A

                           FIRST AMENDMENT TO THE
                            AMENDED AND RESTATED
                      CERTIFICATE OF INCORPORATION OF
                           ROHN INDUSTRIES, INC.

                          Pursuant to Section 242
                                   of the
                      Delaware General Corporation Law

                               *************

     ROHN INDUSTRIES, INC., a Delaware corporation, hereby certifies as follows:

     The original Certificate of Incorporation of ROHN Industries, Inc. (the "Corporation") was filed with the Secretary of State of the State of Delaware on ___________________ (the "Original Certificate of
Incorporation").

     The Original Certificate of Incorporation was amended and restated pursuant to an Amended and Restated Certificate of Incorporation, which was filed with the Secretary of State of the State of Delaware on ___________ (the "Amended and Restated Certificate of Incorporation").

     The Amended and Restated Certificate of Incorporation is hereby amended by this First Amendment to the Amended and Restated Certificate of Incorporation, which has been duly proposed and adopted by the board of directors of the Corporation and the stockholders of the Corporation, and all specifically affected classes or series of stockholders, in accordance with Section 242 of the Delaware General Corporation Law.

     The text of the Amended and Restated Certificate of Incorporation is hereby amended as follows:

          Article I of the Amended and Restated Certificate of
     Incorporation is hereby deleted and replaced in its entirety with the following:

                   The name of the corporation is [NAME].

     IN WITNESS WHEREOF, said Corporation has caused this Amendment to the Amended and Restated Certificate of Incorporation to be signed by its Secretary this ___ day of ________, 200_.



                                            -----------------------------
                                            [Authorized Officer]
                                            [Position]